                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the registration of 300,000 shares of common stock under the 1995 Nonqualified Stock Option Plan for Non-Employee Directors of Source Media, Inc. and the registration of 170,969 shares of common stock for certain nonqualified options granted to certain employees, directors and consultants of Source Media, Inc., of our report dated February 7, 1997 (except for Note 5 and the last paragraph of Note 6, for which the date is April 9, 1997), with respect to the consolidated financial statements of Source Media, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP


Dallas, Texas
July 11, 1997